EXHIBIT 10.14
EXXONMOBIL HOLDINGS CORPORATION
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION
July 1, 2026
In connection with the Texas Redomiciliation, resolutions were adopted by the Board of ExxonMobil
Holdings Corporation (the “Corporation”) with an effective date of July 1, 2026, resolving to provide the following cash retainers and equity awards to non-employee members of the Board (pro-rated for any partial fiscal year of service):
(a) an annual cash retainer of $110,000 for non-employee members of the Board;
(b) an additional annual cash retainer of $25,000 for service as chair of each of the Environment,
Safety and Public Policy Committee, Finance Committee, and Nominating and Governance Committee;
$30,000 for service as chair of the Compensation Committee; $35,000 for service as chair of the Audit
Committee; and $55,000 for service as lead director;
(c) an annual grant of 2,500 shares of restricted stock under the Corporation’s 2004 Non-Employee
Director Restricted Stock Plan (the “Plan”), granted to each incumbent non-employee member of the Board effective as of the first trading day of each year; and
(d) a one-time grant of 8,000 shares of restricted stock under the Plan, granted effective as of the date a person first becomes a non-employee member of the Board.
All members of the Board shall be eligible to receive reimbursement for reasonable travel and miscellaneous expenses incurred in attending meetings and activities of the Board and its committees.